	BDO Dunwoody LLP	60 Columbia Way Suite 400
	Chartered Accountants	Markham, Ontario Canada L3R 0C9
	and Advisors	Telephone: (905) 946-1066
Item 1.		Telefax: (905) 946-9524
Exhibit 17

Envoy Communications
Group Inc.
Consolidated Financial Statements
(Expressed in Canadian dollars)
For the years ended September 30, 2005,
2004 and 2003

Contents
Auditors’ Report — BDO Dunwoody LLP	2

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Differences	3

Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Deficit	6

Consolidated Statements of Cash Flows	7-8

Notes to Consolidated Financial Statements	9-40

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario

	BDO Dunwoody LLP	60 Columbia Way Suite 400
	Chartered Accountants	Markham, Ontario Canada L3R 0C9
	and Advisors	Telephone: (905) 946-1066
Item 1.		Telefax: (905) 946-9524
Auditors’ Report
To the Shareholders of Envoy Communications Group Inc.
We have audited the consolidated balance sheets of Envoy Communications Group Inc. as at September 30, 2005 and 2004 and the consolidated statements of operations, deficit and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2005 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in accordance with Canadian generally accepted accounting principles.
Chartered Accountants
Toronto, Ontario
November 21, 2005
BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario

Item 2.	BDO Dunwoody LLP	60 Columbia Way Suite 400
	Chartered Accountants	Markham, Ontario Canada L3R 0C9
	and Advisors	Telephone: (905) 946-1066
Telefax: (905) 946-9524
F-1
Comments by Auditor for U.S. Readers
On Canada-U.S. Reporting Differences
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 (i) and 2 (n) of the financial statements. Our report to the Shareholders dated November 21, 2005, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the Auditors’ Report when the changes are properly accounted for and adequately disclosed in the financial statements.
Chartered Accountants
Toronto, Ontario
November 21, 2005
BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario

Envoy Communications Group Inc.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

September 30	2005	2004

Assets

Current
Cash	$4,209,920	$3,655,338
Investments (Note 3)	22,113,957	36,144,879
Accounts receivable (Note 4)	16,665,140	14,807,829
Future income taxes (Note 15)	301,384	1,500,000
Prepaid expenses	1,203,814	1,018,091
Loan receivable (Note 8)	265,082	—
Discontinued operations (Note 23)	—	2,306,319

	44,759,297	59,432,456

Investments (Note 3)	10,994,238	10,285,563
Loans receivable (Note 8)	1,810,403	—
Capital assets (Note 6 & Note 21)	6,879,312	5,115,823
Goodwill (Note 5 & Note 21)	12,949,126	10,216,101
Intangible assets (Note 5)	241,886	—
Other assets	9,176	34,377
Future income taxes (Note 15)	5,308,089	3,491,285
Discontinued operations (Note 23)	—	303,922

	$82,951,527	$88,879,527

Liabilities and Shareholders’ Equity

Current
Accounts payable and accrued liabilities	$7,663,658	$7,158,467
Income taxes payable	456,459	485,217
Deferred revenue	614,051	2,051,197
Current portion of long-term debt (Note 9)	108,925	297,294
Discontinued operations (Note 23)	—	1,634,623

	8,843,093	11,626,798

Long-term debt (Note 9)	252,093	361,230

	9,095,186	11,988,028

Minority interest (Note 7)	300,858	—

Shareholders’ equity
Share capital (Note 12)	105,204,765	117,447,261
Contributed surplus (Note 13)	5,574,057	726,554
Warrants (Note 12)	6,542,456	6,542,456
Deficit	(42,402,587)	(48,344,277)
Stock based compensation (Note 12)	789,792	445,641
Cumulative translation adjustment	(2,153,000)	73,864

	73,555,483	76,891,499

	$82,951,527	$88,879,527

The accompanying notes are an integral part of these financial statements

On behalf of the Board:

(signed)	(signed)
Geoffrey B. Genovese,	John H. Bailey,
Director	Director
The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Operations
(Expressed in Canadian dollars)

For the years ended September 30	2005	2004	2003

Net revenue	$43,157,023	$36,963,957	$37,742,288

Operating expenses:
Salaries and benefits (Note 12)	28,698,495	24,846,926	24,454,254
General and administrative (Note 16)	7,178,328	6,378,590	5,406,388
Occupancy costs	3,009,008	2,743,120	2,939,418

	38,885,831	33,968,636	32,800,060

Depreciation	2,641,875	2,383,340	2,280,644

Amortization of intangible assets (Note 5)	45,327	—	—

Investment earnings (Note 3)	(2,830,676)	(406,683)	—

Accreted interest imputed on warrants and debentures (Notes 10 and 11)	—	2,552,991	718,321

Interest (income) expense and financing costs (Note 11)	(81,479)	995,601	1,989,366

	38,660,878	39,493,885	37,788,391

Earnings (loss) before, restructuring costs recovery, gain on disposal of subsidiaries, income taxes, minority interest and discontinued operations	4,496,145	(2,529,928)

Restructuring costs recovery (Note 18)	—	—	267,212

Gain on disposal of subsidiaries (Notes 16 & 17)	—	—	2,499,604

Earnings (loss) before income taxes, minority interest and discontinued operations	4,496,145	(2,529,928)	2,720,713

Income tax expense (Note 15)	206,154	150,424	237,264

Earnings (loss) before minority interest and discontinued operations	4,289,991	(2,680,352)	2,483,449

Minority interest (Note 7)	149,808	—	—

Earnings (loss) from continuing operations	4,140,183	(2,680,352)	2,483,449

Earnings (loss) from discontinued operations, net of income taxes (Note 23)	1,801,507	(426,452)	55,313

Net earnings (loss)	$5,941,690	$(3,106,804)	$2,538,762

Earnings (loss) per share (Note 14)

Net earnings (loss)
Basic	$0.27	$(0.18)	$0.58
Diluted	$0.27	$(0.18)	$0.43

Continuing operations
Basic	$0.19	$(0.16)	$0.57
Diluted	$0.19	$(0.16)	$0.42

Discontinued operations
Basic	$0.08	$(0.02)	$0.01
Diluted	$0.08	$(0.02)	$0.01

The accompanying notes are an integral part of these financial statements

Weighted average number of common shares outstanding	22,137,757	17,062,152	4,334,813

The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Deficit
(Expressed in Canadian dollars)

For the years ended September 30	2005	2004	2003

Deficit, beginning of year	$(48,344,277)	$(45,237,473)	$(47,776,235)

Net earnings (loss)	5,941,690	(3,106,804)	2,538,762

Deficit, end of year	$(42,402,587)	$(48,344,277)	$(45,237,473)

The accompanying notes are an integral part of these financial statements

F-5
Envoy Communications Group Inc.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

For the years ended September 30	2005	2004	2003

Cash flows from operating activities:
Net earnings (loss) from continuing operations	$4,140,183	$(2,680,352)	$2,483,449

Items not involving cash:
Future income taxes (recovery)	(618,188)	(333,632)	142,687
Depreciation	2,641,875	2,383,340	2,280,644
Minority interest	149,808	—	—
Amortization of deferred financing charges	—	21,110	108,996
Amortization of intangible assets	45,327	—	—
Debentures and term notes accretion	—	2,552,991	718,321
Stock based compensation	344,151	200,117	23,268
Realized (gains) losses on investments	(1,633,967)	61,650	—
Gain on disposal of subsidiaries	—	—	(2,499,604)
Cumulative translation on closure of Hampel Stefanides (Note 16)	—	—	(841,081)
Write-down of capital assets	—	—	356,865

Net change in non-cash working capital balances:
Accounts receivable	(1,024,182)	(1,660,730)	(444,960)
Prepaid expenses	(164,438)	(200,984)	(130,767)
Accounts payable and accrued liabilities	(631,070)	(1,711,503)	258,831
Income taxes payable/recoverable	(217,040)	162,973	2,863,177
Deferred revenue	(1,437,146)	1,009,212	(161,510)
Amounts collected in excess of pass-through costs incurred	—	—	76,591
Long-term restructuring costs	—	(337,407)	(454,868)
Other	43,368	203,063	41,693

Net cash provided by (used in) operating activities	1,638,681	(330,152)	4,821,732

Cash flows from financing activities:
Long-term debt borrowings	—	4,500,000	1,079,441
Long-term debt repayments	(297,506)	(5,150,000)	(4,835,314)
Short-term debt repayments	—	(6,885,125)	—
Issuance of common shares, net of share issue costs	47,917	60,670,009	109,084
Issuance of convertible debentures	—	—	2,000,000
Redemption of common shares	(7,442,910)	(816,549)	—

Net cash (used in) provided by financing activities	(7,692,499)	52,318,335	(1,646,789)

The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Cash Flows (continued)
(Expressed in Canadian dollars)

For the years ended September 30	2005	2004	2003

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired of $730,496 (2004 - $nil; 2003 - $nil)	$(4,059,455)	$—	$(104,137)
Purchase of capital assets	(4,387,425)	(1,581,768)	(1,018,910)
Proceeds on sale of capital assets	—	—	176,106
Repayment on loan receivable	33,516	—	—
Investments	14,956,214	(46,444,152)	—

Net cash provided by (used in) investing activities	6,542,850	(48,025,920)	(946,941)

Change in cash balance due to foreign exchange	98,908	(186,668)	74,585

Discontinued operations	(33,358)	(1,192,111)	(590,231)

Net change in cash	554,582	2,583,484	1,712,356

Cash, beginning of year	3,655,338	1,071,854	(640,502)

Cash, end of year	$4,209,920	$3,655,338	$1,071,854

Supplemental cash flow information:
Interest paid	$66,555	$993,634	$1,977,822
Income taxes paid	863,100	742,443	45,800

Supplemental disclosure of non-cash transactions:
Conversion of debentures	—	4,200,284	1,540,343
Capital assets acquired under capital leases	—	56,163	—

The accompanying notes are an integral part of these financial statements

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
1.	Nature of Business
The Company, continued under the Business Corporations Act (Ontario), has operations in the United States, the United Kingdom and Canada and provides consumer and retail branding services.
Basis of Presentation
(a)	The consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada, which vary in certain significant respects from generally accepted accounting principles in the United States. A description of the significant differences, as applicable to the Company, is included in note 24.

(b)	Certain comparative figures have been reclassified to conform to the financial statement presentation adopted for 2005.

(c)	The comparative figures have been restated as a result of the discontinued operations described in Note 23.
2.	Significant Accounting Policies
(a)	Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, collectively known as Envoy Communications Group Inc. Intercompany balances and transactions are eliminated on consolidation.
Significant subsidiaries as at September 30, 2005 and 2004 and 2003 are as follows:

	2005	2004	2003	Jurisdiction of
Company	% ownership	% ownership	% ownership	incorporation

Watt International Inc.	100	100	100	Ontario
Watt Gilchrist Limited	100	100	100	United Kingdom
Communique Incentives Inc.	—	—	100	Ontario
John Street Inc.	—	100	70	Ontario
Parker Williams Design Limited	65	—	—	United Kingdom

(b)	Use of Estimates
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.
The accompanying notes are an integral part of these financial statements

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
2.	Significant Accounting Policies (continued)
(c)	Capital Assets
Capital assets are recorded at cost and are amortized (depreciated) over their estimated useful lives as follows:

Asset	Basis	Rate

Computer equipment and software	Declining balance	30% - 50%
Furniture and equipment	Declining balance	20%
Leasehold improvements	Straight line	initial term of lease
+ 1 option period
Equipment under capital leases	Straight line	3 - 5 years
(d)	Revenue Recognition
The Company presents as net revenue its net commission and fee income earned as compensation for its services. Further, the balance sheet reflects the following:
(i)	deferred revenue representing only fees billed and collected in advance of such fees being earned;

(ii)	the reimbursable pass-through costs which are included in unbilled accounts receivable; and

(iii)	work in process represents costs incurred on projects for which revenue has not yet been recognized for accounting purposes.
Included in work in process are charges for staff time at standard cost and third party charges. The standard cost rate provides for the recovery of actual labour and overhead costs incurred. The third party charges are for actual costs related to outsourced goods and services for specific projects.
Net revenue represents the Company’s compensation for its non-agency services and is recognized only when collection of such net revenue is probable. The Company’s non-agency projects are short-term in nature.
Fees earned for non-agency services are recognized either upon the performance of the Company’s services when the Company earns a per-diem fee, or in the case of a fixed fee, when the Company’s services are substantially complete and accepted by the client. Fees earned but not yet billed are included in accounts receivable. Fees billed to clients in excess of fees recognized as net revenue are classified as deferred revenue.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
2.	Significant Accounting Policies (continued)
(e)	Goodwill
Goodwill represents the price paid for acquisitions in excess of the fair market value of net tangible and intangible assets acquired. Goodwill is carried at cost, less impairment losses if any.
The Company uses a two-step impairment test on an annual basis, or when significant business changes have occurred that may have had an adverse impact on the fair value of the goodwill. To determine whether impairment has occurred, the fair value of the reporting unit is compared to its carrying amounts, including goodwill. When the fair value is in excess of its carrying amount, the goodwill is not considered to be impaired, and the second step of the impairment test is not necessary. When the carrying amount of the reporting unit as determined in the first step exceeds the fair value, then the fair value of the goodwill is determined in the same manner as followed on a business combination. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the fair value of goodwill. An impairment loss is recognized when the carrying amount of the goodwill of a reporting unit exceeds its fair value. It is not reversed in the event that the fair value subsequently increases.
(f)	Intangible assets
The Company uses the provisions of the CICA Handbook section 1581, “Business Combinations” and section 3065, “Goodwill and other intangible assets” to determine the value of intangible assets acquired in an acquisition. In determining the value, the Company considers the expected impact on cash flows of the asset, the inherent uncertainty of estimates, and the time value of money. The intangible assets are amortized over a period considered to represent their useful life. Intangible assets are reviewed each year and if circumstances indicate that the carrying amounts may not be recoverable, a write-down would be charged to operations in the period.
(g)	Foreign currency translation
The financial statements of the Company’s foreign subsidiaries, all of which are self-sustaining operations, are translated using the current rate method, whereby the assets and liabilities of such foreign operations are translated at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included as a separate component of shareholders’ equity as Cumulative Translation Adjustment.
In respect of the Company’s and its subsidiaries’ foreign currency transactions, at the transaction date, each asset, liability, revenue and expense is translated into the base currency of the unit by the use of the exchange rate in effect at that date. At the year-end date, monetary assets and liabilities are translated into the base currency of the unit by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in earnings in the current year.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
2.	Significant Accounting Policies (continued)
(h)	Income taxes
The Company accounts for income taxes using the liability method. Under this method, future income taxes are recognized at the enacted or substantially enacted tax rate expected to be applicable at the date of reversal for all significant temporary differences between the tax and accounting bases of assets and liabilities and for certain tax carryforward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the substantive enactment of the change.
(i)	Stock-based compensation
For fiscal 2003, the Company adopted the recommendations of The Canadian Institute of Chartered Accountants (“CICA”) handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments. These standards require that direct awards of stock or liabilities incurred, or other compensation arrangements that are based on the price of common stock, be measured at fair value at each reporting date, with the change in fair value reported in the Statement of Operations. The Company did not use the fair value method to account for employees stock based compensation plans, but disclosed pro-forma information for options granted in fiscal 2003 (See note 12(d)).
Effective October 1, 2003, the Company adopted the revisions to section 3870 that required the use of the fair value method for all stock-based compensation transactions. The Company, as permitted by section 3870, has adopted the change prospectively for options granted on or after October 1, 2003.
(j)	Earnings per share
The Company uses the provisions of “CICA” Handbook section 3500, “Earnings per Share.” Basic earnings per share is computed using the weighted average number of common shares that are outstanding during the year. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants under the treasury stock method and potential shares issuable upon conversion of convertible debt using the if converted method.
(k)	Business combinations
The Company uses the provisions of the CICA Handbook section 1581, “Business Combinations”. All business combinations are accounted for using the purchase method of accounting. The value of shares issued in a business combination are measured using the

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. Intangible assets that meet specific criteria are recognized and reported apart from goodwill.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
2.	Significant Accounting Policies (continued)
(l)	Investments
The Company uses the provisions of the CICA Handbook section 3010, “Temporary Investments”, and section 3050 “Long-term investments”. Investments are classified as short term or long term based on managements intended holding period. Investments are classified as current assets only if capable of reasonably prompt liquidation, and include temporary holdings of marketable securities.
The short term investments are carried at the lower of carrying value or market value of the portfolio at the balance sheet date. Investments are classified as long term assets where management has indicated a long term intended holding period. The long term investments are carried at carrying value and are written down to market price if there has been a decline in value in the portfolio that is not considered to be temporary. Once a write-down has been made of the short term or the long term portfolio, it is not reversed in the event of a subsequent increase in value. For the purposes of calculating a gain or loss on the sale of an investment, the cost of the investment sold is calculated on the basis of the average carrying value.
(m)	Impairment of long-lived assets
In accordance with CICA Handbook section 3063, “Impairment of long-lived assets”, an impairment loss is recognized when the carrying amount of an asset held for use exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss is measured as the amount by which the asset’s carrying amount exceeds its fair value.
(n)	Discontinued operations
Effective October 1, 2004, the Company uses the provisions of the CICA Handbook section 3475, “Disposal of long-lived assets and discontinued operations”. The results of operations of a business that has either been disposed of, or is held for sale, is reported as discontinued operations if the operations and cash flows of the component have been (or will be) eliminated from the Company’s ongoing operations, and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The results of discontinued operations, less applicable taxes are reported as a separate element of income or loss before extraordinary items for both current and prior periods.
For businesses that were disposed of prior to the adoption of these new standards, the Company includes the results of their operations in the financial results of continuing operations.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
3.	Investments

	2005	2004

Short term
Cash	$1,217,017	$—
Discount securities	20,896,940	3,820,247
Fixed income	—	32,324,632

	$22,113,957	$36,144,879

Long term
Discount securities	$8,541,760	$—
Fixed income	1,703,543	9,432,175
Equities	748,935	853,388

	$10,994,238	$10,285,563

Total investments	$33,108,195	$46,430,442

The portfolio is invested in marketable securities, including discount notes, fixed income securities and common shares. All financial instruments held in the portfolio are traded in active and liquid markets, and the fair market value of the portfolio was determined by using the closing market prices at September 30, 2005 of the individual financial instruments. At September 30, 2005, the discount securities mature within six months at their face value. The fixed income securities are interest bearing instruments with maturities up to 10 years, and bear interest at rates that average 3.9%.
The fair value of the short term and long term investments at September 30, 2005 was $22,113,957 and $10,988,369, (2004 — $36,183,729 and $10,421,139), respectively. The investment portfolio earned $2,830,676 during fiscal 2005 (2004 — $406,683 and 2003 — $nil), after deducting portfolio management and custody fees.
4.	Accounts receivable

	2005	2004

Trade receivables	$11,040,626	$7,275,956
Accrued revenue	3,926,699	6,692,820
Work in process	1,697,815	839,053

	$16,665,140	$14,807,829

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
5.	Goodwill and other intangible assets
The changes in the carrying amount of goodwill for the year ended September 30 were as follows:

	2005	2004
Goodwill — beginning of year	$10,216,101	$10,059,178
Additions (Note 7)	4,152,369	—
Cumulative translation adjustment	(1,419,344)	156,923

Goodwill — end of year	$12,949,126	$10,216,101

At September 30, 2005, 2004 and 2003 respectively, the Company assessed the carrying values of goodwill and concluded that no write-down was required.
The changes in the carrying amount of other intangible assets for the year ended September 30 were as follows:

	2005	2004
Intangible assets — beginning of year	$—	$—
Additions (Note 7)	330,849	—
Amortization	(45,327)	—
Cumulative translation adjustment	(43,636)	—

Intangible assets — end of year	$241,886	$—

The value assigned to the intangible assets was determined based on a review of the purchase agreement for Parker Williams Design Ltd., detailed in Note 7. It is being amortized over five years.
6.	Capital assets

		Accumulated	Net book
2005	Cost	depreciation	value

Computer equipment and software	$10,992,982	$7,919,603	$3,073,379
Furniture and equipment	1,056,443	936,790	119,653
Leasehold improvements	6,231,425	2,584,920	3,646,505
Equipment under capital leases	1,164,836	1,125,061	39,775

	$19,445,686	$12,566,374	$6,879,312

		Accumulated	Net book
2004	Cost	depreciation	value

Computer equipment and software	$10,911,687	$8,495,762	$2,415,925
Furniture and equipment	493,436	371,546	121,890
Leasehold improvements	4,174,973	1,893,191	2,281,782
Equipment under capital leases	1,161,052	864,826	296,226

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003

		Accumulated	Net book
2004	Cost	depreciation	value

	$16,741,148	$11,625,325	$5,115,823

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
7.	Acquisition of subsidiaries

On February 28, 2005, the Company through its subsidiary ECG Holdings (UK) Limited (“ECGH”), acquired 65% of the outstanding shares of Parker Williams Design Limited (“Parker Williams”), a London, UK based packaging design and brand specialist company. The purchase price of £1,818,000, equivalent to $4,324,113, was paid in cash on completion. The remaining 35% of the Parker Williams shares (“Management Shares”) will continue to be held by senior management of Parker Williams (“Management Shareholders”), subject to certain options described below.

ECGH will have the option to acquire from the Management Shareholders and the Management Shareholders will have the option to require ECGH to purchase from them, at various stages over a period of 4 years following completion, the Management Shares for a purchase price based on the profitability of Parker Williams for certain defined periods following completion.

The acquisition has been accounted for using the purchase method of accounting. The fair value of the net assets acquired was £128,961 consisting of working capital and capital assets. Of the resulting excess purchase price, including acquisition expenses, over the fair value of the net assets acquired of £1,884,894, an amount of £1,745,794 was allocated to goodwill and an amount of £139,100 was allocated to intangible assets consisting of customer relationships and non-compete agreements.

Assets acquired and liabilities assumed:

Total assets	$1,796,438
Total liabilities	(1,324,541)
Minority interest	(165,164)

Net assets acquired	306,733

Intangible assets	330,849

Goodwill	4,152,369

Purchase price including acquisition costs	$4,789,951

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
8.	Related party transactions

During fiscal 2005, the Company paid one of its directors $57,500 (2004 — $266,100; 2003 - $312,589) for legal services.

At September 30, 2004, Envoy purchased from the executive officers of John Street Inc. the 30% of the shares of John Street Inc. which it did not already own (see Note 23). Effective June 30, 2005, Envoy completed the sale of the shares of its John Street Inc. subsidiary (“John Street”) and related assets to the management of John Street for a gross sale price of $1,500,000. The purchase price for the shares was $1,200,000 and for the related assets was $300,000. The sale transaction produced a net gain of $1,801,507. As at June 30, 2005, John Street was also indebted to Envoy in the amount of $675,000 on account of an inter-company loan. These loans are payable over a period of 5 years and, except for interest free periods totaling 12 months, carry interest at the rate of 8% per annum. The repayment of the loans requires quarterly payments totaling $100,501 to be made by June 30, 2006, followed by 48 monthly payments of $41,145.50 beginning July 31, 2006. At September 30, 2005, the amount of these loans receivable was $2,075,485, of which $265,082 was current and $1,810,403 was long term. These loans are secured against 100 common shares in the capital of John Street Inc, which represents all of the share capital of that company.

During fiscal 2004, certain executives of the Company loaned the Company an amount of $100,000, and a relative of a director loaned the Company an amount of $150,000. These debentures bore an interest rate of 10% per annum, and included warrants to purchase a total of 125,000 shares at $0.15 per share. During fiscal 2004, these debentures were repaid.

During fiscal 2003, relatives of the Chief Executive Officer loaned the Company $225,000 of which $150,000 was outstanding at September 30, 2003. The loan bore an interest rate of 10% per annum and was repayable on demand. During fiscal 2004, the loan was repaid.

During fiscal 2003, relatives of a director loaned the Company $75,000. The loan bore an interest rate of 10% per annum, and was repayable on demand. The loan was repaid prior to the fiscal 2003 year end.

During fiscal 2003, relatives of the Chief Executive Officer and a director were part of the group that loaned the Company $2,000,000 of convertible debentures. In total, these relatives loaned the Company $1,850,000, of which $1,070,000 was outstanding at September 30, 2003. During fiscal 2004 all the debentures were converted into additional shares, as described in Note 10.

At January 1, 2004, the Company sold the operations of Communique Incentives Inc. to an executive of the subsidiary (see Note 23).

Related party transactions are recorded at the exchange amount, being the amount agreed to by the related parties.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
9.	Long-term debt

	2005	2004

Loan payable to landlord, 3.5% per annum, due July 1, 2009, repayable in monthly instalments of $7,666 principal and interest	$324,341	$403,676
Loan payable to landlord, 10.0% per annum, due April 1, 2005, repayable in monthly instalments of $742 principal and interest, repaid during fiscal 2005	—	25,389
Capital lease, 12.3% per annum over the lease period, repayable in quarterly instalments of £7,919 principal and interest, due November 2004, repaid during fiscal 2005	—	18,101
Capital leases, 8.6% to 14% per annum over the lease period, repayable in monthly instalments of $36,273 principal and interest, due between January 2005 and January 2006	36,677	211,358

	361,018	658,524

Less current portion	108,925	297,294

	$252,093	$361,230

(a)	In fiscal 2004, the Company reduced its demand operating facility from $7,000,000 to $3,000,000, using $3,800,000 of the proceeds from debentures that were issued on October 31, 2003, and another $200,000 drawn from working capital. Warrants, (the “Bank Warrants”) to purchase 460,000 of the Company’s common shares were released by the bankers upon the condition that Envoy raise additional funds to further reduce its bank indebtedness. With the proceeds raised in the public offering, the Company paid off the remaining balance outstanding and cancelled the demand operating facility. See note 12(b) for details of the public offering.

(b)	In September 2003, the holder of the $500,000 promissory note agreed to postpone the maturity date of the promissory note from June 30, 2003 to September 30, 2006 and to reduce the rate of interest from 15% to 10% per annum. In consideration of the foregoing, in the first quarter of fiscal 2004, share purchase warrants to purchase, on or before April 24, 2008, 10,000 of the Company’s common shares at an exercise price of $0.75 per share were transferred to the holder of the promissory note. This note was repaid during fiscal 2004.

(c)	On October 31, 2003, the Company borrowed the amount of $4,500,000, of which $4,000,000 was raised by way of secured debentures and $500,000 by way of unsecured term notes. These loans carried interest at the rate of 10% per annum and had a maturity date of October 31, 2006.

As a condition to the making of these loans, share purchase warrants to purchase 450,000 of the Company’s common shares, on or before April 24, 2008, at an exercise price of $0.75 per share were transferred to the holders of the secured debentures and

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
the unsecured term notes. These warrants were part of the 460,000 warrants described in (a).

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
9.	Long-term debt (continued)

The secured debentures and unsecured term notes were bifurcated into a debt component, representing a yield to maturity of 36.1% per annum over the three-year life, and an equity component with proceeds allocated $2,073,281 to long-term debt and $2,426,719 to warrants in shareholders’ equity.

As a result of the additional cash raised from the public offering in the second quarter of fiscal 2004, the Company reached an agreement with the holders of the secured debentures, the unsecured term notes and the promissory note, resulting in the early repayment thereof during the second quarter of fiscal 2004.

10.	Convertible debentures

In April 2003, as part of the renegotiation of the debt facility existing at that time, the Company amended the terms of the debentures issued on April 29, 2002 and September 12, 2002 as follows: the early repayment terms on the debentures were deferred to April 24, 2005; the debentures became repayable in cash on maturity on April 24, 2008; both debentures were then convertible into common shares at a price of $0.75 each, for a total of 5,066,667 common shares; and, the warrants attached to the convertible debentures were cancelled.

On April 24, 2003, the Company issued $2,000,000 in 10% convertible debentures as part of the refinancing plan, which had a maturity date of April 24, 2008. These debentures were convertible into common shares at a price of $0.75 each for a total of 2,666,667 common shares. Holders also had the right to require the Company to purchase all or a portion of their debentures on or after April 24, 2005 at the issue price plus accrued and unpaid interest.

The debentures were bifurcated into a debt component, representing a yield to maturity of 25.6% per annum over the five-year life, and an equity component with proceeds allocated $1,465,929 to long-term debt and $534,071 to shareholders’ equity. That portion of offering expenses, related to the debt component being $120,906 was recorded as deferred financing fees which were included in prepaid expenses, with the remaining $44,049 applied to reduce the equity component.

During fiscal 2003, convertible debentures with a face value of $1,410,000 were converted into 1,880,000 common shares of the Company.

In the first quarter of fiscal 2004, convertible debentures with a face value of $2,420,000 were converted into 3,226,667 common shares. During the second quarter of fiscal 2004, the remaining convertible debentures, with a face value of $1,970,000, were converted into an additional 2,626,667 common shares.

As at September 30, 2005, the aggregate debt component carrying values of all of the Company’s convertible debentures was $nil (2004 — $nil).

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
11.	Interest expense and financing (income) costs

Interest expense and financing (income) costs during the year arose from the following:

	2005	2004	2003
Cash interest paid (earned) on credit facility, landlord loans, capital leases and bank balances	$(81,479)	$354,781	$912,255

Financing fees on credit facility	—	100,451	311,053

Negotiation fee for early repayment of debt (Note 9)	—	435,000	—

Accrued financing fee charges on credit facility	—	—	179,685

Accrued interest on debentures	—	—	101,522

Cash interest paid on convertible debentures and amortization of debenture issue costs	—	105,369	484,851

	(81,479)	995,601	1,989,366

Accreted interest imputed on warrants and debentures	—	2,552,991	718,321

Total interest expense and financing (income) costs	$(81,479)	$3,548,592	$2,707,687
Envoy assigned a value to the bank warrants using the Black-Scholes option pricing model, based on an analysis of the warrant exercise price, time to expiry and the volatility of the price of Envoy’s common shares. The Black-Scholes option pricing model indicated that the value of the bank warrants was $2,426,719. As indicated in Note 9, the loans made by the holders of the secured debentures and the unsecured term notes were repaid during the second quarter of fiscal 2004 and, as a result, the remaining unamortized value assigned to the bank warrants was charged to interest expense in the second quarter of fiscal 2004.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
12.	Share capital

(a)	Authorized :
          40,000,000 common shares without par value (2004 — 40,000,000; 2003 — 10,000,000)
At a special meeting of shareholders held on January 8, 2004, the shareholders approved an amendment to the articles of the Company to increase its authorized share capital from 10,000,000 common shares to 40,000,000 common shares.
Issued:

	2005		2004		2003
	Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount

Balance, beginning of year	23,416,600	$117,447,261	6,209,406	$55,988,817	4,251,739	$54,339,390

Common shares issued pursuant to:

Conversion of convertible debentures (Note 10)	—	—	5,853,333	4,841,439	1,880,000	1,540,343

Stock options exercised	38,334	47,917	115,667	224,852	77,667	109,084

Conversion of warrants (Note 9)	—	—	460,000	2,771,719	—	—

Public Offering (b)	—	—	11,052,634	55,016,831	—	—

Repurchase of shares pursuant to share issuer bid (c)	(2,447,417)	(12,290,413)	(274,440)	(1,396,397)	—	—

Balance, end of year	21,007,517	$105,204,765	23,416,600	$117,447,261	6,209,406	$55,988,817

On January 15, 2005, the Company’s board of directors approved the consolidation of the common shares (a reverse stock split) on the basis of 1 for 5. On January 21, 2005 the Company filed Articles of Amendment consolidating its common shares on the basis of 1 new common share for every 5 common shares outstanding. The effective date for post consolidation trading of the shares was February 10, 2005. Amounts shown for shares and earnings per share figures for all periods presented have been adjusted to give effect to the share consolidation.

(b)	Public Offering

Through a public offering, on February 20, 2004, Envoy issued 5,263,160 units (the “First Units”) at $6.65 per First Unit, each First Unit consisting of one common share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $9.00 per common share for a period ending February 20, 2009.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
On March 3, 2004, pursuant to the exercise of the over-allotment option issued in connection with Envoy’s offering of the First Units, Envoy issued an additional 789,474 First Units. The total number of First Units issued by Envoy to the public was 6,052,634,

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
12.	Share capital (continued)
with total gross proceeds of $40,250,016. As previously stated, part of the proceeds were used to retire substantially all outstanding loan indebtedness. The balance of the funds will be used for general corporate purposes and potential acquisition and investment opportunities.

Through a second public offering, on May 12, 2004, Envoy issued 5,000,000 units (the “Second Units”) at $5.25 per Second Unit, each Second Unit consisting of one common share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $9.00 per common share for a period ending February 20, 2009. The total gross proceeds from the offering was $26,250,000. The net proceeds of the Second Unit offering will be used for general corporate purposes and potential acquisition and investment opportunities that the Company determines have potential to create value for Envoy shareholders that either complement, or provide an opportunity to diversify the current business of Envoy.

The value assigned to these warrants was determined by deducting the $4,695,205 of expense associated with the public offerings and the $245,524 assigned to the options provided to the underwriter as indicated below, from the gross proceeds, to derive the net proceeds. Using the ratio of the amounts that had been assigned to the warrants and the common shares, as indicated in the short form prospectus for each public offering, a value of $6,542,456 for the warrants was determined.

At a meeting held on June 25, 2004, the holders of the warrants (the “First Warrantholders”) issued pursuant to the warrant indenture (the “First Warrant Indenture”) between Envoy and Computershare Trust Company of Canada (“Computershare”) dated February 20, 2004, the First Warrantholders approved the replacement of the warrant indenture (the “Second Warrant Indenture”) between Envoy and Computershare dated May 12, 2004 by the First Warrant Indenture as the instrument governing the terms of the warrants issued pursuant to the Second Warrant Indenture.

As part of the compensation for the public offering, the Company granted the underwriter a total of 375,000 options at an exercise price of $5.25 per share. These options vested immediately, and expired without being exercised on May 5, 2005.

(c)	Repurchase of shares

Pursuant to the terms of a normal course issuer bid which began on August 26, 2005 and will end on August 25, 2006, the Company is authorized to repurchase and cancel up to 10% of the public float of the shares. Under this normal course issuer bid, up to September 30, 2005, the Company had repurchased and cancelled 407,080 common shares for cash consideration of $1,100,229.

Pursuant to the terms of a normal course issuer bid which began on August 26, 2004 and ended on August 25, 2005, the Company was authorized to repurchase and cancel

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
up to 10% of the public float of the shares. During fiscal 2005, under this normal course issuer bid, the Company repurchased and cancelled 2,040,337 common shares for cash consideration of $6,342,681. During fiscal 2004 the Company repurchased and cancelled 274,440 common shares for cash consideration of $816,549 under this normal course issuer bid.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
12.	Share capital (continued)
(d)	Stock option plan

The Company has reserved 800,000 common shares under its stock option. Under the plan, the options are exercisable for one common share and the exercise price of the option must equal the market price of the underlying share at the grant date. The options have vesting periods ranging from the date of grant up to five years. Once vested, options are exercisable at any time until expiry. Expiry dates range between 2005 and 2009. All amounts shown for options are stated after giving effect to the share consolidation described in (a).

There were no options granted during fiscal 2005.

On May 25, 2004 the Company granted certain employees and directors a total of 375,000 options at the exercise price of $4.00 per share. These options vest over periods ranging from one to three years, and expire on May 24, 2009.

The estimated fair value of the options granted during fiscal 2004, using the Black-Scholes option pricing model, was $864,533 of which $344,151 was expensed in the financial statements in fiscal 2005 and $200,117 was expensed in fiscal 2004. Of the remaining option value, $74,741 will be expensed over the period ending May 2007, and $245,524 has been included as part of stock based compensation in Shareholders’ Equity.

The estimated fair value of the options granted during fiscal 2003, using the Black-Scholes option pricing model, was $175,203 of which $23,268 was expensed in the financial statements in fiscal 2003.

No other value associated with the stock options was recognized in the accounts of the Company.

(e)	Stock option details

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

	2005	2004	2003

Risk-free interest rate	n/a	3.1% - 4.0%	4.00%

Volatility factor of the future expected market price of the Company’s common shares	n/a	54%	83%
Weighted average expected life of the options	n/a	1.85 years	1.95 years

Expected dividends	n/a	Nil	Nil

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
12.	Share capital (continued)

Details of the options, after giving effect to the share consolidation described in (a), are as follows:

		Weighted
		average
		exercise
	Number	price per
	of options	share

Options outstanding, September 30, 2002	639,800	$15.30
Options granted	364,000	1.30
Options exercised	(77,667)	1.40
Options cancelled	(577,850)	13.70

Options outstanding, September 30, 2003	348,283	6.35
Options granted	375,000	4.00
Options exercised	(115,667)	1.75
Options cancelled	(21,666)	15.10

Options outstanding, September 30, 2004	585,950	5.45
Options granted	—	—
Options exercised	(38,334)	1.25
Options cancelled	(145,666)	10.26

Options outstanding, September 30, 2005	401,950	$4.10

Options exercisable, September 30, 2005	295,283	$4.29

Options exercisable, September 30, 2004	132,617	$12.00

Options exercisable, September 30, 2003	209,950	$9.75

The range of exercise prices for options outstanding and exercisable options at September 30, 2005 are as follows:

	Number	Weighted Average	Number
Exercise Price	Outstanding	Contractual Life	Exercisable
$1.25	50,000	2.07	33,333
$3.05	15,000	1.66	15,000
$4.00	320,000	3.65	230,000
$15.25	12,000	0.74	12,000
$15.25	4,950	1.84	4,950

	401,950		295,283

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
12.	Share capital (continued)

In fiscal 2003, the Company did not expense the full value of the employee stock options in the financial statements. The following pro forma information presents net income and earnings per share, including the expense related to the stock options that would be calculated under the fair value method:

2003
Pro forma net earnings	$2,386,827

Pro forma earnings per share
Basic	$0.55
Diluted	$0.42
As indicated in Note 2(h), the Company adopted the use of the fair value method for all stock based compensation prospectively from fiscal 2004.

13.	Contributed Surplus

During fiscal 2005, pursuant to the normal course issuer bid described in Note 12(c), the Company repurchased and cancelled 2,447,417 common shares at an average price of $3.04 per common share for total cash consideration, including related expenses, of $7,442,910. As the average price paid was less than the average per share value of the outstanding common shares, $4,847,503 was recorded in contributed surplus as a gain on redemption of shares.

During fiscal 2004, pursuant to the normal course issuer bid described in Note 12(c), the Company repurchased and cancelled 274,440 common shares at an average price of $2.90 per common share for total cash consideration plus related expenses of $816,549. As the average price paid was less than the average per share value of the outstanding common shares, $579,848 was recorded in contributed surplus as a gain on redemption of shares.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
14.	Earnings per Share
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2005	2004	2003
Numerator for basic EPS calculation:
Net earnings (loss)	$5,941,690	$(3,106,804)	$2,538,762

Denominator:
Denominator for basic net earnings (loss) per share - weighted average shares outstanding (as adjusted for share consolidation (Note 12(a))	22,137,757	17,062,152	4,334,813

Effect of dilutive potential common shares issuable:
- pursuant to warrants	—	—	180,992
- under stock options	27,997	—	92,126
- under conversion of debentures	—	—	4,239,268

Denominator for diluted net earnings (loss) per share	22,165,754	17,062,152	8,847,199

(i)	For fully diluted earnings per share in 2003, the numerator is $3,843,456. This difference is due to the accounting for convertible debentures which requires them to be treated “as if converted” for purposes of fully diluted earnings per share.

Included in the difference is cash interest of $477,377, accreted interest of $718,321 and amortized debenture issue costs of $108,996.
As the Company experienced a loss for the year ended September 30, 2004, all potential common shares outstanding from dilutive securities are considered anti-dilutive and are excluded from the calculation of loss per share for that year.
Details of anti-dilutive potential securities outstanding at September 30 are as follows:

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003

Anti-dilutive potential securities	2005	2004	2003

Common shares potentially issuable:
- pursuant to warrants	5,131,850	5,526,317	500,000
- under stock options	351,950	960,950	145,950

	5,483,800	6,487,267	645,950

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
15.	Income taxes

Income tax expense (recovery) for the years ended September 30, 2005, 2004 and 2003 consists of:

	2005	2004	2003

Current	$824,342	$484,056	$94,577
Future	(618,188)	(333,632)	142,687

	$206,154	$150,424	$237,264

The income tax expense (recovery) attributable to income (loss) differs from the amounts computed by applying the Canadian statutory rates of 36.12% (2004 – 36.12%; 2003 – 37.1%) (loss) income before income taxes, minority interest and discontinued operations as a result of the following:

	2005		2004		2003

Income tax expense (recovery) at statutory rates	$1,642,068	36.1%	$(913,810)	(36.1%)	$1,009,929	37.1%

Increase (decrease) in income taxes resulting from:
Adjustment to future tax assets for substantively enacted changes in tax laws and rates	—	0.0%	—	0.0%	(179,597)	(6.6%)
Expenses (revenue) deducted (included) in the accounts that have no corresponding deduction (inclusion) for income taxes	139,889	3.1%	303,285	12.0%	(872,628)	(32.1%)
Impact of different tax rate on earnings of foreign subsidiaries	(21,910)	(0.5%)	(43,454)	(1.7%)	(307,945)	(11.3%)
Change in valuation allowance	(2,042,816)	(44.9%)	1,044,524	41.3%	963,913	35.4%

Other	488,923	10.7%	(240,121)	(9.6%)	(376,408)	(13.8%)

	$206,154	4.5%	$150,424	5.9%	$237,264	8.7%

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2005, 2004 and 2003
15.	Income taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities at September 30, 2005 and 2004 are presented below:

	2005	2004
Future tax assets:
Capital assets	$1,024,064	$1,318,783
Share issuance costs	1,329,694	1,772,925
Non-capital losses expiring by 2015	5,632,312	6,318,990
Other	47,031	47,031

	8,033,101	9,457,729

Less valuation allowance	2,372,765	4,415,581

Net future tax assets	5,660,336	5,042,148

Future tax liabilities:
Goodwill	50,863	50,863

Total net future tax assets	5,609,473	4,991,285
Less current portion	301,384	1,500,000

	$5,308,089	$3,491,285

At September 30, 2005, the Company has non-capital losses of approximately $15,300,000 available to reduce future years’ taxable income, which expire as follows:

2008	2,300,000
2009	3,900,000
2010	6,300,000
2014	2,700,000
2015	100,000

$15,300,000

The Company has capital losses of approximately $14,000,000 for United States tax purposes available for carryforward up to 2008 to be applied against future capital gains. No provision has been made in the financial statements with respect to any potential future income tax assets which may be associated with these capital losses.

F-6
16.	Closure of Hampel Stefanides Inc. (“Hampel”)

On February 7, 2003, the Company decided to cease the operations of Hampel after conducting a review, in conjunction with the Company’s banks, of the ongoing viability, future prospects, cash needs and local debt situation of Hampel. As the Company’s banks held a first charge on the assets of Hampel, the net proceeds from the liquidation of those assets were applied in reduction of the Company’s debt obligations to the banks. Consequently, there were not sufficient proceeds from the liquidation to make any payment to the unsecured creditors of Hampel. As the Company has no obligation to pay the creditors of Hampel, the consolidated accounts of the Company for fiscal 2003 reflect a gain on the shut-down of Hampel.

Following the liquidation of the assets, the shares of Hampel were sold for a nominal consideration, and the purchaser assumed the liabilities. Based on the sale of the shares of Hampel, included in general and administrative expenses is the recognition of a cumulative translation gain of $841,081 in fiscal 2003.

17.	Closure of Subsidiaries

In the first quarter of fiscal 2003, the assets of Envoy’s technology company Devlin Multimedia Inc. (“Devlin”) were sold, and the Company’s other technology company, Sage Information Consultants Inc. (“Sage”), was shut down. The results of operations prior to these closures have been included in the results of operations for 2003.

The sale of assets of Devlin was completed on October 30, 2002 at a price equal to their net book value, and correspondingly no gain or loss on the disposal was recorded. Legal expenses related to the disposal were recorded to reduce the gain on disposal of subsidiaries, and income taxes related to the closure of the company have been provided in the consolidated provision in fiscal 2003.

Sage was closed effective November 11, 2002. All operations of the business were halted and the assets and liabilities of the company were realized over time. Envoy sold the right to continue business with the customers of Sage to a company formed by certain management employees of Sage, and the proceeds of this agreement were used to offset some of the costs incurred to close the business. A loss of $114,684 has been recorded on the closure of Sage in fiscal 2003.

F-6
18.	Restructuring costs

The restructuring undertaken in fiscal 2002 included the abandonment of leased office space in New York City. During fiscal 2004, negotiations were held with the landlord resulting in the Company discharging the ongoing payments to the landlord with a lump sum payment.

Total restructuring costs accrued at September 30 are classified as:

	2005	2004	2003

Accounts payable and accrued liabilities	$15,620	$28,471	$214,060
Long-term portion of restructuring costs	—	—	-337,407

	$15,620	$28,471	$551,467

			Total	Accrual at
			recovery	September 30,
	Cash	Non-cash	2003	2003

Severance	$(74,969)	$—	$(74,969)	$56,885
Lease exit costs	(192,243)	—	(192,243)	494,582

	$(267,212)	$—	$(267,212)	$551,467

19.	Commitments and contingencies
(a)	The Company has entered into operating lease agreements for office premises and equipment with minimum annual lease payments over the next five years and thereafter as follows:

2006	$1,756,172
2007	1,543,314
2008	1,357,184
2009	1,112,548
2010	839,692
Thereafter	2,576,358

$9,185,268

Rent expense under operating leases for the year ended September 30, 2005 amounted to $1,255,655 (2004 — $1,201,267; 2003 — $2,479,821).

(b)	In the ordinary course of business, the Company and its subsidiaries have legal proceedings brought against them. Management does not expect the outcome of these proceedings, in aggregate, to have a material adverse effect on the Company’s consolidated financial position or results of operations.

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20.	Financial instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
(a)	The carrying values and estimated fair values of the Company’s financial instruments are as follows:
(i)	The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities and promissory notes approximate their fair values due to the short-term nature of these instruments.

As at September 30, 2005, the carrying value of the loans payable to landlords was $324,340 (2004 — $429,065) and their fair value was $286,681 (2004 — $351,728).

Unless otherwise noted, the carrying value of other financial instruments approximates their carrying value.

(ii)	The carrying amounts and fair value of short term investments and long term investments are detailed in Note 3.
(b)	Risk management activities:
(i)	Currency risk:

The Company is subject to currency risk through its activities in the United States and the United Kingdom. Changes in the exchange rate affect the operating results of the Company. The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. However, dependent on the nature, amount and timing of foreign currency receipts and payments, the Company may enter into foreign currency contracts to mitigate the associated risks. As at September 30, 2005, there were no foreign currency contracts outstanding.

(ii)	Credit risk:

The Company manages its credit risk with respect to accounts receivable by acting as an agent for its customers, by dealing primarily with large creditworthy customers and by billing whenever possible in advance of rendering services. As at September 30, 2005, one customer represented 18% of accounts receivable (2004 — one customer represented 17% of accounts receivable).

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21.	Segmented information

The Company provides integrated marketing communication services to its clients. While the Company has subsidiaries in Canada, the United States, the United Kingdom and Continental Europe, it operates as an international business and has no distinct reportable business segments.

The tables below set out the following information:
(a)	The Company’s external net revenue by geographic region based on the region in which the customer is located is as follows:

	2005	2004	2003

Net revenue:
Canada	$5,717,167	$2,075,090	$2,317,055
United States	14,514,570	14,164,886	18,149,813
United Kingdom and Continental Europe	22,925,286	20,723,981	17,275,420

	$43,157,023	$36,963,957	$37,742,288

(b)	The Company’s external net revenue by type of service is as follows:

	2005	2004	2003

Net revenue:
Consumer and retail branding	$43,157,023	$36,963,957	$34,313,108
Marketing	—	—	3,137,326
Technology	—	—	291,854

	$43,157,023	$36,963,957	$37,742,288

(c)	In 2005, the Company had three customers, which represented 33%, 13% and 12% of net revenue respectively. In 2004, the Company had three customers which represented 41%, 17% and 12% of net revenue respectively. In 2003, the Company had three customers which represented 26%, 16% and 12% of net revenue, respectively.

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21.	Segmented information (continued)
(d)	The Company’s identifiable assets for each geographic area in which it has operations are as follows:

	2005	2004

Capital assets:
Canada	$2,755,415	$2,948,262
United Kingdom and Continental Europe	4,123,897	2,167,561

	$6,879,312	$5,115,823

Goodwill:
Canada	$2,725,296	$2,725,296
United Kingdom and Continental Europe	10,223,830	7,490,805

	$12,949,126	$10,216,101

Intangible assets:

United Kingdom and Continental Europe	$241,886	$—

22.	Subsequent events

In November 2005, the Company announced that its Board of Directors has approved the immediate implementation of a restructuring plan. Accordingly, Envoy will incur a restructuring charge of approximately $1,600,000 in the first quarter of fiscal 2006.

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23.	Discontinued operations

Effective June 30, 2005, Envoy completed the sale of the shares of its John Street Inc. subsidiary (“John Street”) and related assets to the management of John Street. The purchase price for the shares was $1,200,000 and for the related capital assets was $300,000. John Street was also indebted to Envoy in the amount of $675,000 on account of an inter-company loan. These loans are payable over a period of 5 years and, except for interest free periods totaling 12 months, carry interest at the rate of 8% per annum. Prior to its sale, John Street was reported primarily as part of Canadian net revenue in the marketing segment.
John Street Inc.

Fiscal year:	2005	2004	2003

Net revenue	$3,151,083	$3,838,833	$3,110,995

Operating expenses	3,047,312	3,757,571	3,009,000
Interest expense	50,625	—	—
Depreciation	49,132	42,572	90,290
Income tax expense	2,138	—	1,140

Earnings from discontinued operations (excluding gain on sale)	1,876	38,690	10,565

Gain on sale of discontinued operations	1,799,631	—	—

Earnings from discontinued operations	$1,801,507	$38,690	$10,565

Effective January 1, 2004, Envoy sold all the shares of its corporate event and corporate travel business, Communique Incentives Inc. (“Communique”), after conducting a review of its ongoing viability, future prospects and cash requirements. This business was sold for a nominal consideration. Prior to its sale, Communique was reported as part of Canadian net revenue in the marketing segment.
Communique Incentives Inc.

Fiscal year:	2005	2004	2003

Net revenue	$—	$398,114	$1,573,960

Operating expenses	—	389,394	1,480,012
Depreciation	—	2,237	16,883
Amortization of intangible asset	—	6,049	24,197
Income tax expense	—	—	8,120

Earnings from discontinued operations (excluding loss on sale)	—	434	44,748

Loss on sale of discontinued operations	—	(465,576)	—

(Loss) earnings from discontinued operations	$—	$(465,142)	$44,748

Total earnings (loss) from disc. ops.	$1,801,507	$(426,452)	$55,313

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24.	Reconciliation to United States generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as applied in Canada. Set out below are the material adjustments to net earnings (loss) for the years ended September 30, 2005, 2004 and 2003 required to conform to US GAAP.

	2005	2004	2003

Net earnings (loss) based on Canadian GAAP	$5,941,690	$(3,106,804)	$2,538,762
Stock-based compensation (a)	344,151	200,117	—
Convertible debentures (b)	—	(664,516)	67,538

Net earnings (loss) based on U.S. GAAP	$6,285,841	$(3,571,203)	$2,606,300

Net earnings (loss) from continuing operations	$4,484,334	$(3,144,751)	$(1,576,314)
Net earnings (loss) from discontinued operations (Notes 23 and 24(c))	$1,801,507	$(426,452)	$4,182,614
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2005	2004	2003

Net earnings (loss) per share:
Basic	$0.29	$(0.21)	$0.60
Diluted	0.29	(0.21)	0.60

Net earnings (loss) per share from continuing operations:
Basic	$0.21	$(0.18)	$(0.36)
Diluted	0.21	(0.18)	(0.36)

Net earnings (loss) per share from discontinued operations:
Basic	$0.08	$(0.03)	$0.96
Diluted	0.08	(0.03)	0.96
The calculation of diluted earnings (loss) per share used income from continuing operations as the “control number” in determining whether potential common shares are dilutive or antidilutive. Since each of fiscal 2004 and 2003 experienced a loss from continuing operations, all potential common shares outstanding from dilutive securities are considered antidilutive and are excluded from the calculation of diluted loss per share for those years. The amount presented in the fiscal 2004 and fiscal 2003 annual reports for diluted net earnings (loss) per share for fiscal 2003 was $0.43, which incorrectly diluted the earnings per share. This has been corrected in the above table.

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24.	Reconciliation to United States generally accepted accounting principles (continued)

The following adjustments are required in order to conform shareholders’ equity based on Canadian GAAP to shareholders’ equity based on U.S. GAAP:

	2005	2004

Shareholders’ equity based on Canadian GAAP	$73,555,483	$76,891,499
Accumulated other comprehensive income (loss) (d)	(5,859)	174,426

Shareholders’ equity based on U.S. GAAP	$73,549,624	$77,065,925

Summary of accounting policy differences:
The areas of material difference between Canadian and U.S. GAAP and their impact on the consolidated financial statements of the Company are set out below:
(a)	Stock-based compensation disclosures:

For fiscal 2003, 2004 and 2005, the Company measured compensation expense relating to employee stock option plans for U.S. GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the Company’s circumstances would not be materially different from compensation expense as determined under Canadian GAAP for 2003. From fiscal 2004, the Company prospectively adopted the new provisions of the CICA handbook as described in Note 2(h), under these provisions the expense for stock-based compensation for fiscal 2005 under Canadian GAAP is $344,151 greater than under US GAAP ($200,117 greater in fiscal 2004).

There were no options granted in fiscal 2005. The weighted average estimated fair value at the date of the grant for options granted in fiscal 2004 and fiscal 2003 were $0.33 and $0.12 per share respectively. The fair value of each option granted was estimated at the date of the grant using the Black-Scholes fair value option pricing model with the assumptions as indicated in Note 12(e).

Compensation cost is reflected over the expected lives of the options. The notional compensation expense associated with the Company’s options is not deductible for Canadian income tax purposes
24.	Reconciliation to United States generally accepted accounting principles (continued)
(b)	Convertible debentures:

During 2005, the Company did not issue any convertible debentures (2004 — $nil, 2003 - $2,000,000). The debentures issued in fiscal 2003, were convertible at any time at the option of the holder into common shares and common share purchase warrants of the Company (note 10), and were redeemable in cash at the option of the holder two years after the issue date. Under Canadian GAAP, the debentures issued in fiscal 2003 were bifurcated into a debt component and an equity component, based on relative fair values, which resulted in aggregate proceeds in fiscal 2003 of $1,465,929, allocated to long-term debt, and $534,071, to shareholders’ equity, respectively. Issue costs in 2003 were allocated between the debt and equity components which resulted in $44,048 of the aggregate $314,955 issue costs being applied to reduce the equity

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allocation. As a result of the conversion in 2004 an additional $189,133 of issue costs were allocated to equity.
Under Canadian GAAP the discount resulting from allocating proceeds to the equity component must be recorded as additional interest expense, using the effective yield method, over the minimum period to redemption. During fiscal 2004, all outstanding convertible debentures were converted into common shares of the Company. In 2004, as a result of the conversion and the accretion of the discount, accreted interest of $126,273, (2003 — $718,321) was charged as interest expense.
Under U.S. GAAP, any excess of the fair value of the shares over the proceeds allocated to the common stock portion of the conversion option is considered a beneficial conversion feature. For the debentures issued during 2002, an aggregate beneficial conversion feature of $1,188,356 must be recorded as additional interest expense over the minimum period to the earliest redemption date. Included in interest expense for 2004 under US GAAP is $532,960 (2003 — $486,856). The interest expense for 2004 includes a $420,758 charge for the write-off of the unamortized debt discount upon the conversion of the debt.
Under US GAAP, costs associated with issuance of the debentures cannot be apportioned between the debt and equity components. During fiscal 2004, the remaining outstanding convertible debentures were converted into common shares of the company, and as a result, there were no unamortized deferred financing fees under US GAAP and Canadian GAAP at the end of the year. In 2004, if the Company had recorded the issue costs in accordance with US GAAP, additional amortization of $257,828 (2003 — $163,927) would have been charged to interest expense.

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24.	Reconciliation to United States generally accepted accounting principles (continued)
(c)	Discontinued operations:

The businesses disposed of during fiscal 2003 in the Gain on closure of subsidiaries described in Notes 16 and 17, are treated as discontinued operations under U.S. GAAP. This treatment requires that the results of operations of these businesses be removed from the normal operations of the Company, and be presented in summary form as earnings from operations, gain on disposal of, and income taxes from those discontinued businesses. Effective May 1, 2003, the Company adopted the new provisions of the CICA handbook, described in Note 2(n), which are materially similar to US GAAP requirements. The differences reported below relate to dispositions that occurred prior to the adoption of the new CICA handbook provisions. There is no difference between US GAAP and Canadian GAAP for discontinued operations in fiscal 2005 or fiscal 2004.

For fiscal 2005 and 2004, the amounts reported as assets and liabilities under US GAAP and Canadian GAAP are the same.

Under U.S. GAAP, the amounts reported as revenues and expenses in the Statements of Operations of the Company would be different than those reported under Canadian GAAP for fiscal 2003. The revenues and expenses of the discontinued operations were as follows:

	2005	2004		2003

Net revenue	$—		$—	$3,386,913

Operating expenses	—		—	2,649,784
Depreciation	—		—	70,217
Interest expense and financing fees	—		—	199
Income taxes (recovery)	—		—	(119,903)

Earnings (loss) from discontinued operations (excluding gain)	$—		$—	$786,616

Pre-tax earnings (loss) from discontinued operations	$—	$		$906,519
Gain on discontinued operations	—		—	3,340,685
Income taxes recovery from discontinued operations	—		—	119,903

Earnings (loss) from discontinued operations	—		—	4,127,301
Earnings (loss) from discontinued operations accounted for consistent with US GAAP (see Note 23)	1,801,507		(426,452)	55,313

	$1,801,507		$(426,452)	$4,182,614

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24. Reconciliation to United States generally accepted accounting principles (continued)
(d)	Comprehensive income:

The Company’s comprehensive income represents U.S. GAAP net earnings plus the results of certain changes in shareholders’ equity during a period from non-owner sources that are not reflected in the consolidated statements of operations.

	2005	2004	2003

Net earnings (loss) for the year in accordance with U.S. GAAP	$6,285,841	$(3,571,203)	$2,606,300

Unrealized gain (loss) on available for sale securities arising during the year	(5,859)	174,426	—

Less: reclassification adjustment for gains realized in net income	(174,426)	—	—

Change in cumulative translation adjustment account	(2,183,228)	310,087	(1,584,672)

	$3,922,328	$(3,086,690)	$1,021,628

(e)	Reduction of capital:

In 1997, the share capital of the Company was reduced by $9,886,961 pursuant to a special resolution of its shareholders and was applied against the deficit. This reduction in capital is not permitted under U.S. GAAP. While the adjustment has no impact on shareholders’ equity, under U.S. GAAP, share capital would be increased by $9,886,961 and deficit would be increased by $9,886,961 as at September 30, 2005 and 2004.

(f)	Restructuring charges:

Under U.S. GAAP restructuring charges would be included as operating expenses in the consolidated statement of operations.

(g)	Investments:

The Company accounts for its investments in accordance with FAS 115, Accounting for Certain Investments in Debt and Equity Securities under US GAAP. As of September 30, 2005, all of the Company’s investments have been classified as available-for-sale and accordingly, recorded at market value. Unrealized gains and losses on these investments are included in other comprehensive income, as a separate component of shareholders’ equity. Any unrealized losses are recorded as a charge to income when they are deemed to be other than temporary. Under US GAAP, the total of short term and long term investments would have been lower than the amount reported in our audited financial statements by $5,859 at September 30, 2005, and higher by $174,426 at September 30, 2004.
24. Reconciliation to United States generally accepted accounting principles (continued)
(h)	Cash flows from discontinued operations:

US GAAP requires the cash flow from discontinued operations to be reflected on the statement of cash flows under cash flows from operating activities, financing activities, investing activities, and the change due to foreign exchange. This would have resulted in the cash flow from the discontinued operations being presented on the statement of cash flows within the cash flows from operating activities.

(i)	Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (Revised), Share-Based Payment which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In addition, public companies using the fair value method will recognize compensation expense for the unvested portion of awards outstanding as of the effective date based on their grant date fair value as calculated under the original provisions of SFAS 123.

The pronouncement was to be effective at the beginning of the first interim or annual period beginning after June 15, 2005, however, in April 2005, an amendment was issued to delay the effective date to the first fiscal year that begins after June 15, 2005. The Company will adopt the new pronouncement effective October 1, 2005.

The Canadian and US GAAP difference relating to share-based payments to employees will be eliminated for all such payments after the adoption of these standards. If the standard had been effective for the year ended September 30, 2005, it would have resulted in a $344,151 decrease in US GAAP net inc